Exhibit 5.1

LAW OFFICES
JOHNSON, JONES, DORNBLASER, COFFMAN & SHORB
A PROFESSIONAL CORPORATION

W. THOMAS COFFMAN	2200 BANK OF AMERICA CENTER	TELEPHONE
KENNETH E. DORNBLASER		(918) 584-6644
JOHN B. JOHNSON, JR.	15 W. SIXTH STREET
RANDY R. SHORB		FAX
E. ANDREW JOHNSON	TULSA, OKLAHOMA 74119	(918) 584-6645

LUKE A. BOMER		E MAIL
kdornblaser@jjdcs.com
RICHARD D. JONES, Of Counsel
PAUL KINGSOLVER, Of Counsel

May 28, 2008

Arena Resources, Inc.
6555 S. Lewis Avenue,
Tulsa, OK 74136

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

               We have acted as counsel to Arena Resources, Inc., a Nevada corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering and sale from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”), and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), by the Company of an indeterminate number of securities (the “Securities”) consisting of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), each such offering to be completed on the terms to be determined at the time of each offering.

               We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the Commission as conformed and certified or reproduced copies.

               Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

               With respect to the Common Stock, when (i) the Company has taken all necessary action to authorize and approve the issuance of such Common Stock, the terms of the offering thereof and related matters and (ii) such Common Stock has been issued and delivered, with certificates representing such Common Stock having been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations therefor having been made in the share register of the Company, in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement, such Common Stock will have been duly authorized and validly issued and will be fully paid and non-assessable.

Arena Resources, Inc.
May 28, 2008

               The opinions and other matters in this letter are qualified in their entirety and subject to the following:

               (a)    With respect to the opinions rendered above, we have assumed that, in the case of each offering and sale of Common Stock, (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act and such effectiveness or qualification shall not have been terminated or rescinded; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing such Common Stock; (iii) such Common Stock will have been issued and sold in compliance with applicable United States federal and state securities Laws (hereinafter defined) and pursuant to and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to the issuance and sale of such Common Stock will have been duly authorized, executed and delivered by the Company and the other parties thereto; (v) at the time of the issuance of such Common Stock, (a) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation and (b) the Company will have the necessary corporate power and due authorization; (vi) the terms of such Common Stock and of the issuance and sale thereof will have been established in conformity with and so as not to violate, or result in a default under or breach of, the certificate of incorporation and bylaws of the Company and any applicable law or any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company; and (vii) sufficient shares of Common Stock will be authorized for issuance under the certificate of incorporation of the Company that have not otherwise been issued or reserved for issuance and the consideration for the issuance and sale of such Common Stock established by the Board and provided for in the applicable definitive purchase, underwriting or similar agreement will not be less than the par value of such Common Stock.

               (b)    We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of (i) the federal Laws of the United States, (ii) Chapter 78 of the Nevada Revised Statutes, and (iii) the Laws of the State of Oklahoma.

               (c)    This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

               (d)    The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing, (iv) the power of the courts to award damages in lieu of equitable remedies, and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Johnson, Jones, Dornblaser, Coffman & Shorb, P.C.

Johnson, Jones, Dornblaser, Coffman & Shorb, P.C.